Exhibit 99.3

              Implant Technologies Secures Capital Base


    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 10, 2007--Implant Technologies Inc. (OTCBB:IMLT), announced today that it secured its capital base with a $100,000 funding commitment from its largest shareholder, Big Eye Capital Inc.

    Big Eye Capital has agreed to provide the funding as needed by Implant Technologies until December 31st, 2007, in exchange for newly issued common stock of the company at $1.00 per share or current market value, whichever is greater.

    "Since this is a related party transaction, we wanted to ensure that this funding agreement would not be dilutive to Implant's shareholders, while still being a sound investment for Big Eye," stated Mr. Cooper, Implant's CEO and the President of Big Eye Capital. "This additional working capital from Big Eye will enable Implant Technologies to move to the next phase of our strategic plan and begin making acquisitions of internet-related companies."

    Implant Technologies will use these funds to pay for its annual audit, regulatory requirements, legal fees, and due diligence expenses related to potential acquisitions. These funds will not be used to provide for salaries or other operating expenses. Implant Technologies will continue the engagement of its accounting firm, Schumacher and Associates, Inc., to complete the annual audit for the year just ended June 30th, 2007.

    The Company also announced it has retained Gregory Sichenzia, of the New York law firm Sichenzia Ross Friedman Ference LLP, to advise the Company on potential acquisitions and SEC reporting and regulatory requirements.

    About Gregory Sichenzia

    Gregory Sichenzia, a founding member of Sichenzia Ross Friedman Ference LLP in May 1998, counsels public and private companies in all securities laws matters, from complex financing transactions and listings on various stock exchanges through everyday regulatory requirements. He has also been responsible for structuring innovative merger and acquisition transactions.

    About Sichenzia Ross Friedman Ference LLP

    Sichenzia Ross Friedman Ference LLP provides experienced, professional representation in all matters involving the securities industry, as well as in all general corporate and litigation matters. Their areas of expertise include corporate and commercial transactions, securities litigation and arbitration, administrative practice before regulatory agencies, mergers and acquisitions and broker-dealer regulation. In addition, they provide guidance to Boards of Directors and corporate managers who now operate in an increasingly complex and changing landscape of securities rules, litigation risks and investor scrutiny.

    For more information about the firm Sichenzia Ross Friedman and Ferrence, LLP, visit their website at www.srff.com.

    CONTACT: Implant Technologies, Inc.
             Erik J. Cooper
             ecooper@bigeyecapital.com